MERLIN  SOFTWARE  ANNOUNCES  $2.1  MILLION  FUNDING

FOR  IMMEDIATE  RELEASE

BURNABY,  B.C.     AUGUST  24TH,  2000     MERLIN  SOFTWARE  TECHNOLOGIES
INTERNATIONAL INC. (OTCBB: MLSW), a leading developer of Linux based software applications and utilities, today announced the completion of a private placement.

Under the terms of the placement Merlin sold an aggregate of US $2.1 million in Convertible Notes and 1,520,000 Share Purchase Warrants. $1.1 million was advanced to the company at closing and a further $1.0 million is due seven trading days after the effectiveness of a registration with the SEC.

The registration statement will qualify the resale of the shares of the Company's common stock, issuable upon the conversion of the Convertible Notes and the exercise of the Share Purchase Warrants. The funding of the second tranche is subject to certain conditions as set out in the Note and Warrant Purchase agreement.

The Convertible Notes mature on August 18, 2003 and are convertible into shares of the company at a fixed conversion price of $1.60 or such lesser adjustable price as calculated according to the terms of the Convertible Notes agreement.

The terms of the agreement include a no-shorting provision, a mandatory conversion right and a right to prepay the Convertible Notes.

The Share Purchase Warrants entitle the holders thereof to purchase up to 1,520,000 shares of the Company's common stock at an exercise price of US $1.75 per share, subject to adjustment according to the terms of the Share Purchase Warrants agreement.

The Convertible Notes and the Share Purchase Warrants offered by the Company have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Additional information regarding this placement and the Company's operations can be found through one of the contacts listed below, by visiting the Company's web site at http://www.MerlinSofTech.com/ or by reviewing the company's filings at the SEC on http://www.freeedgar.com/.


COMPANY CONTACT:. . .  INVESTOR RELATION CONTACT:   AGENCY CONTACT:
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Robert Heller . . . .  Merlin Software              Karen Thomas
Merlin Software . . .  (877) 988-7227               Thomas PR
(877) 988-7227. . . .  IR@merlinsofttech.com        (516) 549-7575
rah@MerlinSofTech.com                              kthomas@thomas-pr.com
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